                                   EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

                      (In thousands except per share data)



                                            Thirteen Weeks     Twenty-Six Weeks
                                                Ended               Ended
                                                -----               -----
                                           July 1,   July 2,  July 1,    July 2,
                                            1995      1994     1995       1994
                                           ------    ------   ------     ------

Weighted Average Number of Shares
 outstanding:
  Common Stock                              2,469     2,367    2,443      2,366
  Common equivalent shares
     resulting from stock options and
      warrants (treasury stock method)          -       213        -        213
                                           ------    ------   ------     ------
     Total                                  2,469     2,580    2,443      2,579
                                           ======    ======   ======     ======


Net Income (loss) applicable to common
 stock                                     ($ 499)   $  259    ($640)    $  669
                                           ======    ======   ======     ======
Net Income (loss) per common share         ($ .20)   $  .10    ($.26)    $  .26
                                           ======    ======   ======     ======


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